COMPLETE APPRAISAL OF
REAL PROPERTY

Cranberry Mall
Routes 27 and 140
City of Westminster
Carroll County, Maryland


IN A SUMMARY REPORT

As of January 1998


Shopco Regional Malls Limited Partnership
Three World Financial Center
29th Floor
New York, New York 10285


Cushman & Wakefield, Inc.
Valuation Advisory Services
51 West 52nd Street, 9th Floor
New York, NY  10019
March 16, 1997

Shopco Regional Partners Limited Partnership
Three World Financial Center
29th Floor
New York, New York  10285

Re: Complete Appraisal of Real Property
 Cranberry Mall
 Routes 27 and 140
 City of Westminster
 Carroll County, Maryland

Shopco Regional Partners:

In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield, Inc. is pleased to transmit our Summary Report estimating the market value of the leased fee estate in the referenced real property.

As specified in the Letter of Engagement, the value opinion reported below is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

This report has been prepared for Shopco Regional Partners ("Client") and it
is intended only for the specified use of the Client.   It may not be
distributed to or relied upon by other persons or entities without written permission of the Appraiser.

The property was inspected by and the report was prepared by Richard W. Latella, MAI. William Sutera did not inspect the property but has provided significant assistance in the preparation of the cash flows as well as the report.

This is a Complete Appraisal in a Summary Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summary Appraisal Report. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's
opinion of value.   Supporting documentation concerning the data, reasoning,
and analyses is retained in the appraiser's file.   The depth of discussion
contained in this report is specific to the needs of the client and for the intended use stated below. The appraiser is not responsible for unauthorized
use of this report.   We are providing this report as an update to our last
analysis which was prepared as of January 1, 1997. As such, we have primarily reported only changes to the property and its environs over the past year.

As a result of our analysis, we have formed an opinion that the market value of the leased estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of January 1, 1998, was:

                      FORTY MILLION DOLLARS
                           $40,000,000

This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD, INC.

/s/ William Sutera
William Sutera
Retail Valuation Group

Richard W. Latella, MAI
Senior Director
Retail Valuation Group
Maryland Certified General
Real Estate Appraiser
License No. 10462


WS:RWL:ew
C&W File No. 98-9062




            SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Property Name:                Cranberry Mall

Location:                     Routes 27 and 140
                              City of Westminster
                              Carroll County, Maryland

Interest Appraised:           Leased fee

Date of Value:                January 1, 1998

Dates of Inspection:          February 25, 1998

Ownership:                    Shopco Regional Malls Limited Partnership

Land Area:                    57.745 + or - acres

Zoning:                       P-RSC, Planned Regional Shopping Center

Highest and Best Use
        If Vacant:            Retail/commercial use built to its maximum
                              feasible FAR

        As Improved:          Continued retail/commercial use as a regional
                              shopping center

Improvements
        Type:                 Single level regional mall

        Year Built:           1987; Montgomery Ward added in 1990; Cinema
                              expanded in 1994.

        GLA:                  Caldor *               81,224 SF
                              Leggett                65,282 SF
                              Sears                  70,060 SF
                              Montgomery Ward*       89,260 SF
                              Total Anchor Stores   305,826 SF
                              Cinema                 25,605 SF
                              Mall Stores           193,093 SF
                              Total GLA             524,526 SF
                              Outpads **              5,600 SF

                              * Tenant announced their departure by mid 1998 ** Includes 6,400 SF Auto Express
                              ***Ground lease terms

        Mall Shop Ratio:      36.8%

        Condition:            Good


                      SUMMARY OF SALIENT FACTS AND CONCLUSIONS


Operating Data and Forecasts
  Current Vacant Space:                    37,468 square feet

  Current Occupancy:                       80.6% based on Mall Shop GLA,
                                           (Inclusive of pre-committed tenants)

  Forecasted Stabilized Occupancy:         87.0% (exclusive of downtime
                                           provisions)

  Forecasted Date of Stabilized Occupancy: January 1, 2000

  Operating Expenses
           (1998 Budget*):                 $3,072,643 ($15.91/SF of mall GLA)
           (Appraiser's Forecast):         $2,881,232 ($14.92/SF of mall GLA)

  *  Net of Association Dues

Investment Assumptions
  Rent Growth Rate:                        Flat - 1998
                                           +2.0% - 1999
                                           +3.0% - Thereafter
  Expense Growth Rate:                     +3.0%
  Sales Growth Rate
           Mall Shops:                     +2.0% - 1998
                                           +2.5% - 1999
                                           +3.0% - Thereafter
           Anchors:                        +2.0% per annum
  Other Income:
           Tenant Improvements
             New Tenants:                  $10.00/SF
             Renewing Mall Tenants:        $ 3.00/SF
             Raw Space:                    $25.00/SF
           Leasing Commissions
             New Tenants:                  $4.00/SF
             Renewal Tenants:              $2.00/SF
           Vacancy between Tenants:        6 months
           Renewal Probability:            60%
           Terminal Capitalization Rate:   11.00%
           Cost of Sale at Reversion:      2.00%
           Discount Rate:                  13.00%

Value Indicators
  Sales Comparison Approach:               $40,000,000 - $42,000,000

  Income Approach
         Discounted Cash Flow:             $39,900,000

Value Conclusion:                          $40,000,000





                      SUMMARY OF SALIENT FACTS AND CONCLUSIONS


Resulting Indicators
    CY  1998 Net Operating Income:            $4,266,736
    Implicit Overall Capitalization Rate:     10.67%
    Price per Square Foot of Owned GLA:       $76.26
    Price per Square Foot of Mall Shop GLA:   $207.15

Exposure Time Implicit in Value Conclusion:   Not more than 12 months

    Special Risk Factors:                     We are advised that Caldor has
                                              disaffirmed their lease and has
                                              elected to vacate the property
                                              by mid 1998.  In addition,
                                              Montgomery Ward remains in
                                              bankruptcy with no clear
                                              indication at this point as to
                                              whether they may vacate the
                                              property.  At this point, we
                                              have no reason to believe that
                                              they would.  Should they vacate,
                                              it could have a material effect
                                              on the valuation of the property.
                                              Furthermore, we are apprised of
                                              preliminary discussions with
                                              Boscov's as a replacement tenant
                                              for the Caldor space.  We have
                                              not reflected any specific
                                              Boscov deal in our analysis.

Special Assumptions:

1.   Throughout this analysis we have relied on information provided by
     ownership and management which we assume to be accurate.   We have been
     provided with summary information only for new leases in the form of a
     rent roll or lease abstracts.   We have not been provided with actual
     lease documents.   There has been some change to the tenant mix and
     leasing status since our last appraisal report.   All tenant specific
     assumptions are identified within the body of this report.

3. The forecasts of income, expenses and absorption of vacant space are not predictions of the future. Rather, they are our best estimates of current market thinking on future income, expenses and demand. We make no warranty or representation that these forecasts will materialize.

4. Please refer to the complete list of assumptions and limiting conditions included at the end of this report.